CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in Post-Effective Amendment No. 56 to the Registration Statement of The Victory Portfolios on Form N-1A (File No. 33-8982) of our report dated November 19, 1999 on our audits of the financial statements and financial highlights of the Victory Gradison Government Reserves Fund, which report is included in the Annual Report to Shareholders for the one month ended October 31, 1999 and the year ended September 30, 1999. We also consent to the references to our Firm under the caption "Financial Highlights" in the prospectus and the captions "Financial Statements" and "Independent Accountants" in the Statement of Additional Information in this Post-Effective Amendment No. 56 to Registration Statement of The Victory Portfolios on Form N-1A (File No. 33-8982).


/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
November 30, 1999